Exhibit 99.1
FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports Second Quarter 2025 Results

RUTHERFORD, NJ, July 30, 2025 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $2.0 million, or $0.10 per diluted common share, for the three months ended June 30, 2025, compared to net loss of $2.7 million, or $0.13 per diluted common share, for the three months ended March 31, 2025, and a net loss of $2.3 million, or $0.11 per diluted common share, for the three months ended June 30, 2024.
James D. Nesci, President and Chief Executive Officer, commented, “We are encouraged by the continued improvement experienced this quarter, highlighted by net interest margin expansion, stable expenses, and continued strong credit metrics.”
Mr. Nesci further noted, “The net interest margin expanded due to improvements in both asset yields and the cost of liabilities. We continue to execute on our strategy of diversifying our loan portfolio, emphasizing asset classes that provide higher yields and better risk-adjusted returns. Additionally, our focus on attracting the full banking relationship has contributed to core deposit growth, especially among commercial customers. We believe these efforts will position us well for continued balance sheet and interest income growth.”
Highlights for the second quarter of 2025:
•Loans increased $47.4 million to $1.67 billion.
•Deposits increased $29.1 million to $1.42 billion compared to the linked quarter. Core deposits increased by $25.2 million compared to the linked quarter.
•Net interest margin increased 12 basis points to 2.28% compared to the linked quarter .
•Interest income for the quarter was $23.4 million, an increase of $725 thousand, or 3.2%, compared to the linked quarter.
•Interest expense for the quarter was $11.8 million, a decrease of $171 thousand, or 1.4%, compared to the linked quarter.
•Provision for credit losses of $463 thousand was primarily due to the increase in the provision for off-balance-sheet commitments.
•Book value per share was $14.88 and tangible book value per share was $14.87. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•406,391 shares were repurchased under our share repurchase plans at a weighted average share price of $9.42 per share.
•On June 20, 2025, the Company commenced its sixth stock repurchase program for up to 1,082,533 shares of its common stock, approximately 5% of the outstanding common stock.
Loans
Loans increased by $89.6 million during the first six months of 2025. The Company continues to focus on diversifying its lending portfolio by growing its commercial portfolios. Additionally, during the first six months of 2025, we purchased unsecured consumer loans with credit reserves, which is cash collateral held at the Bank in excess of the expected losses. These loans have helped improve yields while having lower exposure to credit loss. During the first six months of 2025, the consumer loan portfolio increased by $76.5 million as a result of these purchases. In addition, the commercial real estate portfolio increased by $33.5 million, of which $20.8 million was owner-occupied properties and the construction portfolio increased by $11.7 million. The multifamily portfolio decreased by $37.3 million.

The details of the loan portfolio are below:

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(In thousands)
Residential	$519,370	$512,793	$518,243	$516,754	$526,453
Multifamily	633,849	645,399	671,116	666,304	671,185
Commercial real estate	293,179	288,151	259,633	241,711	241,867
Construction	97,207	92,813	85,546	80,081	71,882
Junior liens	27,996	26,902	25,422	24,174	23,653
Commercial and industrial	17,729	18,079	16,311	14,228	12,261
Consumer and other	83,706	41,518	7,211	7,731	83
Total loans	1,673,036	1,625,655	1,583,482	1,550,983	1,547,384
Less: Allowance for credit losses	13,304	13,152	12,965	13,012	13,027
Loans receivable, net	$1,659,732	$1,612,503	$1,570,517	$1,537,971	$1,534,357
Deposits
Deposits totaled $1.42 billion as of June 30, 2025, an increase of $73.0 million, or 5.43%, from December 31, 2024, driven by increases of $61.9 million and $23.4 million in NOW and demand accounts and time deposits, respectively, partially offset by a decrease in savings accounts of $11.5 million. The Company’s strategy is to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products. While there is strong competition for deposits in the northern New Jersey market, we were able to increase core customer deposits by $49.6 million during the six months ended June 30, 2025. In addition, commercial deposits increased $25.5 million during year-to-date period. Brokered deposits increased $70.0 million during the first half of 2025 as higher cost customer time deposits matured and were supplemented with brokered deposits. Uninsured deposits to third-party customers totaled approximately 12% of total deposits as of June 30, 2025.
The details of deposits are below:

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(In thousands)
Non-interest bearing deposits	$25,161	$25,222	$26,001	$22,254	$24,733
NOW and demand accounts	431,485	398,332	369,554	357,503	368,386
Savings	228,897	236,779	240,426	237,651	246,559
Core deposits	685,543	660,333	635,981	617,408	639,678
Time deposits	730,778	726,908	707,339	701,262	671,478
Total deposits	$1,416,321	$1,387,241	$1,343,320	$1,318,670	$1,311,156
Financial Performance Overview:
Second quarter of 2025 compared to the first quarter of 2025
Net interest income compared to the first quarter of 2025:
•Net interest income was $11.6 million for the second quarter of 2025 compared to $10.7 million for the first quarter of 2025 as interest earned on interest-earning assets increased $725 thousand and interest paid on interest-bearing liabilities decreased $171 thousand.
•Net interest margin increased by 12 basis points to 2.28%.
•The yield on average interest-earning assets increased seven basis points to 4.58%, while the cost of average interest-bearing liabilities decreased 13 basis points to 2.76%.
•Average interest-earning assets increased by $30.3 million and average interest-bearing liabilities increased by $36.6 million.

Non-interest expense compared to the first quarter of 2025:
•Non-interest expense decreased $90 thousand primarily driven by a decrease of $94 thousand in occupancy and equipment, largely due to seasonal expenses in the first quarter that were not present in the second quarter. Advertising expense increased by $73 thousand due to increased marketing efforts, which were offset by slight decreases in other categories.
Income tax expense compared to the first quarter of 2025:
•The Company did not record a tax benefit for the losses incurred during the second quarter of 2025 and the first quarter of 2025 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At June 30, 2025, the valuation allowance on deferred tax assets was $25.6 million.
Second quarter of 2025 compared to the second quarter of 2024
Net interest income compared to the second quarter of 2024:
•Net interest income was $11.6 million for the second quarter of 2025 compared to $9.6 million for the same period in 2024. The increase was largely due to increases in interest earned on loans and lower interest costs on time deposits.
•Net interest margin increased by 32 basis points to 2.28%.
•The yield on average interest-earning assets increased 21 basis points to 4.58% and the cost of average interest-bearing liabilities decreased by 18 basis points.
•Average interest-earning assets and average interest-bearing liabilities increased by $83.9 million and $111.6 million, respectively. Average loans drove the growth in interest-earning assets, with an increase of $97.0 million. Average interest-bearing deposits increased by $105.4 million.
Non-interest expense compared to the second quarter of 2024:
•Non-interest expense was $13.5 million and $13.2 million for the second quarter of 2025 and 2024, respectively, an increase of $324 thousand. Compensation and benefits expense increased by $185 thousand primarily due to increases in variable compensation accruals. Data processing and advertising expenses increased by $133 thousand and $88 thousand, respectively. As noted above, the Company increased its marketing efforts in the second quarter of 2025.
Income tax expense compared to the second quarter of 2024:
•The Company did not record a tax benefit for the losses incurred during the second quarters of 2025 and 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At June 30, 2025, the valuation allowance on deferred tax assets was $25.6 million.
Six Months Ended June 30, 2025 compared to the six months ended June 30, 2024
Net interest income compared to the six months ended June 30, 2024:
•Net interest income was $22.4 million, an increase of $3.4 million.
•Net interest margin increased 28 basis points to 2.22%.
•The yield on average interest-earning assets increased 25 basis points to 4.55% while the cost of average interest-bearing liabilities decreased seven basis points to 2.82%.
•Average loans increased by $71.5 million and average interest-bearing deposits increased by $101.1 million.
•Average borrowings decreased by $10.2 million.
Non-interest income compared to the six months ended June 30, 2024:
•Non-interest income decreased $188 thousand primarily due to the gains on the sale of loans and REO property that occurred during the first half of 2024.

Non-interest expense compared to the six months ended June 30, 2024:
•Non-interest expense was $27.2 million, an increase of $711 thousand.
•Compensation and benefits expense increased by $474 thousand and data processing expense increased $233 thousand. Additionally, advertising, FDIC insurance and occupancy and equipment expenses increased by $83 thousand, $61 thousand and $58 thousand, respectively.
Income tax expense compared to the six months ended June 30, 2024:
•The Company did not record a tax benefit for the losses incurred during the six months ended June 30, 2025 and 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At June 30, 2025, the valuation allowance on deferred tax assets was $25.6 million.
Balance Sheet Summary:
June 30, 2025 compared to December 31, 2024
Cash and cash equivalents:
•Cash and cash equivalents decreased $625 thousand to $41.9 million.
Securities available-for-sale:
•Securities available-for-sale decreased $12.8 million to $284.2 million due to maturities, calls and pay downs, partially offset by purchases and a decrease in unrealized losses of $5.8 million.
Securities held-to-maturity
•Securities held-to-maturity decreased $4.0 million due to calls and pay downs in the portfolio.
Total loans:
•Total loans held for investment increased $89.6 million to $1.67 billion.
•Consumer, commercial real estate and construction loans increased $76.5 million, $33.5 million, and $11.7 million, respectively. Partially offsetting these increases was a decrease in multifamily loans of $37.3 million.
•During the six months ended June 30, 2025, the Company purchased consumer and residential loans totaling $80.4 million and $25.5 million, respectively.
Deposits:
•Deposits increased $73.0 million from $1.34 billion at December 31, 2024 to $1.42 billion at June 30, 2025. This was largely the result of a $61.9 million increase in NOW and demand accounts and a $23.4 million increase in certificates of deposits, partially offset by a decrease of $11.5 million in savings accounts.
•Core deposits (defined as non-interest bearing checking, NOW and demand accounts and savings accounts) increased $49.6 million and represented 48.4% of total deposits at June 30, 2025, compared to 47.3% at December 31, 2024.
•Brokered deposits totaled $225.0 million and $155.0 million at June 30, 2025 and December 31, 2024, respectively. The increase in brokered deposits offset the reduction in retail time deposits and helped fund loan growth.
•Uninsured and uncollateralized deposits to third-party customers were $168.6 million, or 12% of total deposits, at the end of the second quarter.
Borrowings:
•FHLB borrowings increased $3.5 million to $343.0 million.
•As of June 30, 2025, the Company had $256.1 million of additional borrowing capacity at the FHLB, $110.3 million in secured lines at the Federal Reserve Bank and $30.0 million of other unsecured lines of credit.

Capital:
•Shareholders’ equity was $321.3 million at June 30, 2025, a decrease of $10.9 million from December 31, 2024. The decrease was primarily driven by the repurchase of shares, including shares netted for income tax withholding on vested equity awards, at a cost of $8.5 million. Additionally, the year-to-date loss, partially offset by favorable changes in accumulated other comprehensive income, contributed to the decrease in shareholders’ equity.
•Tangible equity to tangible assets was 15.10% and tangible common equity per share outstanding was $14.87. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.
Asset quality:
•The allowance for credit losses (“ACL”) on loans as a percentage of gross loans was 0.80% as of June 30, 2025.
•The Company recorded a provision for credit losses of $463 thousand for the second quarter of 2025. The provision was primarily driven by the increase in loan commitments and the shift in the composition of the loan portfolio. The provision for the ACL on off-balance-sheet commitments was $323 thousand and the net provision for the ACL for loans was $147 thousand, while there was a release of $7 thousand in the ACL for held-to-maturity securities. The provision for credit losses for the six months ended June 30, 2025 was $664 thousand. The provision in the ACL for loans totaled $350 thousand and for off-balance-sheet commitments totaled $322 thousand, while there was a release of $8 thousand in the ACL for held-to-maturity securities.
•Non-performing loans totaled $6.3 million, or 0.38% of total loans compared to $5.1 million, or 0.33% of total loans at December 31, 2024.
•Net recoveries for the three months ended June 30, 2025 were $5 thousand and net charge-offs were $11 thousand for the six months ended June 30, 2025.
•The ratio of allowance for credit losses on loans to non-performing loans was 211.81% at June 30, 2025 compared to 254.02% at December 31, 2024.
About Blue Foundry
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.
Conference Call Information
A conference call covering Blue Foundry’s second quarter 2025 earnings announcement will be held today, Wednesday, July 30, 2025 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-833-470-1428 (toll free) or +1-404-975-4839 (international) and use access code 243510. The webcast (audio only) will be available on ir.bluefoundrybank.com. The conference call will be recorded and will be available on the Company’s website for one month.
Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase in the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected, including potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies and potential retaliatory responses; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	June 30, 2025	March 31, 2025	December 31, 2024	June 30, 2024
	(unaudited)	(unaudited)	(audited)	(unaudited)
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$41,877	$46,220	$42,502	$60,262
Securities available-for-sale, at fair value	284,239	286,620	297,028	297,790
Securities held to maturity	29,062	32,038	33,076	33,169
Other investments	18,112	17,605	17,791	17,942
Loans, net	1,659,732	1,612,503	1,570,517	1,534,357
Interest and dividends receivable	8,817	8,746	8,014	7,882
Premises and equipment, net	28,187	28,805	29,486	30,858
Right-of-use assets	22,101	22,778	23,470	24,596
Bank owned life insurance	22,761	22,638	22,519	22,274
Other assets	12,616	14,253	16,280	16,322
Total assets	$2,127,504	$2,092,206	$2,060,683	$2,045,452

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,416,321	$1,387,241	$1,343,320	$1,311,156
Advances from the Federal Home Loan Bank	343,000	334,000	339,500	342,500
Advances by borrowers for taxes and insurance	10,079	9,743	9,356	9,875
Lease liabilities	23,820	24,490	25,168	26,243
Other liabilities	12,984	10,069	11,141	10,081
Total liabilities	1,806,204	1,765,543	1,728,485	1,699,855
Shareholders’ equity	321,300	326,663	332,198	345,597
Total liabilities and shareholders’ equity	$2,127,504	$2,092,206	$2,060,683	$2,045,452

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended			Six months ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(Dollars in thousands)
Interest income:
Loans	$19,763	$18,892	$17,570	$38,655	$34,762
Taxable investment income	3,639	3,785	3,686	7,424	7,300
Non-taxable investment income	36	36	36	72	72
Total interest income	23,438	22,713	21,292	46,151	42,134
Interest expense:
Deposits	8,968	9,026	9,132	17,994	17,545
Borrowed funds	2,830	2,943	2,587	5,773	5,599
Total interest expense	11,798	11,969	11,719	23,767	23,144
Net interest income	11,640	10,744	9,573	22,384	18,990
Provision for (release of) credit losses	463	201	(762)	664	(1,297)
Net interest income after provision for (release of) credit losses	11,177	10,543	10,335	21,720	20,287
Non-interest income:
Fees and service charges	289	243	296	532	625
Gain on sale of loans	—	—	—	—	36
Other income	116	151	240	267	326
Total non-interest income	405	394	536	799	987
Non-interest expense:
Compensation and employee benefits	7,820	7,838	7,635	15,658	15,184
Occupancy and equipment	2,209	2,303	2,262	4,512	4,454
Data processing	1,468	1,487	1,335	2,955	2,722
Advertising	140	67	52	207	124
Professional services	686	699	623	1,385	1,353
Federal deposit insurance	231	223	194	454	393
Other	985	1,012	1,114	1,997	2,227
Total non-interest expense	13,539	13,629	13,215	27,168	26,457
Loss before income tax expense	(1,957)	(2,692)	(2,344)	(4,649)	(5,183)
Income tax expense	—	—	—	—	—
Net loss	$(1,957)	$(2,692)	$(2,344)	$(4,649)	$(5,183)
Basic loss per share	$(0.10)	$(0.13)	$(0.11)	$(0.23)	$(0.24)
Diluted loss per share	$(0.10)	$(0.13)	$(0.11)	$(0.23)	$(0.24)
Weighted average shares outstanding
Basic	19,843,710	20,404,941	21,735,002	20,122,623	21,914,811
Diluted (1)	19,843,710	20,404,941	21,735,002	20,122,623	21,914,811
(1)     The assumed vesting of outstanding restricted stock units had an anti-dilutive effect on diluted earnings per share due to the Company’s net loss for the 2025 and 2024 periods.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(Dollars in thousands)
Performance Ratios (%):
Loss on average assets	(0.37)	(0.53)	(0.52)	(0.79)	(0.47)
Loss on average equity	(2.42)	(3.29)	(3.17)	(4.68)	(2.71)
Interest rate spread (1)	1.82	1.62	1.40	1.29	1.43
Net interest margin (2)	2.28	2.16	1.89	1.82	1.96
Efficiency ratio (3) (4)	112.40	122.36	130.20	140.04	130.73
Average interest-earning assets to average interest-bearing liabilities	119.22	120.01	120.84	121.37	122.28
Tangible equity to tangible assets (4)	15.10	15.61	16.11	16.50	16.88
Book value per share (5)	$14.88	$14.82	$14.75	$14.76	$14.70
Tangible book value per share (4)(5)	$14.87	$14.81	$14.74	$14.74	$14.69

Asset Quality:
Non-performing loans	$6,281	$5,723	$5,104	$5,146	$6,208
Real estate owned, net	—	—	—	—	—
Non-performing assets	$6,281	$5,723	$5,104	$5,146	$6,208
Allowance for credit losses to total loans (%)	0.80	0.81	0.83	0.84	0.84
Allowance for credit losses to non-performing loans (%)	211.81	229.81	254.02	252.86	209.84
Non-performing loans to total loans (%)	0.38	0.35	0.33	0.33	0.40
Non-performing assets to total assets (%)	0.30	0.27	0.25	0.25	0.30
Net charge-offs to average outstanding loans during the period (%)	—	—	—	—	—
(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
(5) June 30, 2025 per share metrics computed using 21,591,757 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,647,763	$19,763	4.80%	$1,601,262	$18,892	4.72%	$1,550,736	$17,570	4.56%
Mortgage-backed securities	184,572	1,274	2.76%	189,820	1,323	2.79%	167,219	960	2.31%
Other investment securities	153,985	1,638	4.26%	163,590	1,689	4.13%	175,394	1,688	3.87%
FHLB stock	17,490	349	7.98%	17,680	399	9.02%	17,223	447	10.44%
Cash and cash equivalents	41,998	414	3.95%	43,195	410	3.80%	51,290	627	4.92%
Total interest-earning assets	2,045,808	23,438	4.58%	2,015,547	22,713	4.51%	1,961,862	21,292	4.37%
Non-interest earning assets	61,060			61,518			56,826
Total assets	$2,106,868			$2,077,065			$2,018,688
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$642,063	2,244	1.40%	$619,234	2,031	1.33%	$611,931	1,955	1.28%
Time deposits	731,003	6,724	3.69%	712,796	6,995	3.98%	655,755	7,177	4.40%
Interest-bearing deposits	1,373,066	8,968	2.62%	1,332,030	9,026	2.75%	1,267,686	9,132	2.90%
FHLB advances	342,945	2,830	3.30%	347,394	2,943	3.39%	336,742	2,587	3.09%
Total interest-bearing liabilities	1,716,011	11,798	2.76%	1,679,424	11,969	2.89%	1,604,428	11,719	2.94%
Non-interest bearing deposits	24,885			25,411			25,076
Non-interest bearing other	41,824			40,679			41,061
Total liabilities	1,782,720			1,745,514			1,670,565
Total shareholders' equity	324,148			331,551			348,123
Total liabilities and shareholders' equity	$2,106,868			$2,077,065			$2,018,688
Net interest income		$11,640			$10,744			$9,573
Net interest rate spread (2)			1.82%			1.62%			1.43%
Net interest margin (3)			2.28%			2.16%			1.96%
(1)     Average loan balances are net of deferred loan fees and costs, premiums and discounts and include non-accrual loans.
(2)     Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)     Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Six Months Ended June 30,
	2025			2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,624,641	$38,655	4.76%	$1,553,135	$34,762	4.49%
Mortgage-backed securities	187,182	2,597	2.78%	163,784	1,836	2.25%
Other investment securities	158,761	3,327	4.19%	179,555	3,340	3.73%
FHLB stock	17,584	748	8.50%	18,673	939	10.08%
Cash and cash equivalents	42,593	824	3.87%	51,426	1,257	4.90%
Total interest-earning assets	2,030,761	46,151	4.55%	1,966,573	42,134	4.30%
Non-interest earning assets	61,288			58,108
Total assets	$2,092,049			$2,024,681
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$630,711	$4,275	1.37%	$614,049	$3,891	1.27%
Time deposits	721,950	13,719	3.83%	637,488	13,654	4.30%
Interest-bearing deposits	1,352,661	17,994	2.68%	1,251,537	17,545	2.81%
FHLB advances	345,158	5,773	3.35%	355,308	5,599	3.16%
Total interest-bearing liabilities	1,697,819	23,767	2.82%	1,606,845	23,144	2.89%
Non-interest bearing deposits	25,147			25,786
Non-interest bearing other	41,254			41,314
Total liabilities	1,764,220			1,673,945
Total shareholders' equity	327,829			350,736
Total liabilities and shareholders' equity	$2,092,049			$2,024,681
Net interest income		$22,384			$18,990
Net interest rate spread (2)			1.72%			1.41%
Net interest margin (3)			2.22%			1.94%
(1)     Average loan balances are net of deferred loan fees and costs, premiums and discounts and include non-accrual loans.
(2)     Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)     Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)
This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Net income, as presented in the Consolidated Statements of Operations, includes the provision for credit losses and income tax expense, while pre-provision net revenue does not.

	Three months ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(Dollars in thousands, except per share data)
Pre-provision net revenue and efficiency ratio:
Net interest income	$11,640	$10,744	$9,473	$9,087	$9,573
Other income	405	394	420	387	536
Total revenue	12,045	11,138	9,893	9,474	10,109
Operating expenses	13,539	13,629	12,881	13,267	13,215
Pre-provision net loss	$(1,494)	$(2,491)	$(2,988)	$(3,793)	$(3,106)
Efficiency ratio	112.4%	122.4%	130.2%	140.0%	130.7%

Core deposits:
Total deposits	$1,416,321	$1,387,241	$1,343,320	$1,318,670	$1,311,156
Less: time deposits	730,778	726,908	707,339	701,262	671,478
Core deposits	$685,543	$660,333	$635,981	$617,408	$639,678
Core deposits to total deposits	48.4%	47.6%	47.3%	46.8%	48.8%

Total assets	$2,127,504	$2,092,206	$2,060,683	$2,055,093	$2,045,452
Less: intangible assets	134	189	244	300	386
Tangible assets	$2,127,370	$2,092,017	$2,060,439	$2,054,793	$2,045,066

Tangible equity:
Shareholders’ equity	$321,300	$326,663	$332,198	$339,299	$345,597
Less: intangible assets	134	189	244	300	386
Tangible equity	$321,166	$326,474	$331,954	$338,999	$345,211

Tangible equity to tangible assets	15.10%	15.61%	16.11%	16.50%	16.88%

Tangible book value per share:
Tangible equity	$321,166	$326,474	$331,954	$338,999	$345,211
Shares outstanding	21,591,757	22,047,649	22,522,626	22,990,908	23,505,357
Tangible book value per share	$14.87	$14.81	$14.74	$14.74	14.69